Exhibit 19.2

Amended and Restated

Incentive-Based Compensation Recoupment Policy

Approved by Board of Directors.  Effective as of July 1, 2023

1Policy Statement

Under this Policy, Avnet, Inc. (the “Company”) will seek to recoup erroneously awarded Incentive-Based Compensation in the event of a Restatement or as otherwise required by law. The Company may also seek to recoup Incentive-Based Compensation as required by law (section 4) or for Misconduct (section 5). This Policy does not affect the Company’s ability to pursue all other available legal rights and remedies under applicable law.

2Scope

This Policy applies to all current and former Executive Officers who have Incentive-Based Compensation that was granted, earned, vested, or received on or after July 1, 2023.

Incentive-Based Compensation is deemed received in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award was attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

3Recoupment in the Event of a Restatement

If the Company is required to prepare a Restatement, the Company shall seek to recoup Incentive-Based Compensation erroneously received by any current or former Executive Officer during the Restatement Recovery Period (as defined below) in compliance with the listing standards of the Nasdaq Global Select Market (or the Company’s then-current listing exchange) (“Exchange”) and Section 10D-1 of the Securities Exchange Act of 1934 (“Exchange Act”). Recoupment under this section shall be on a no-fault basis, without regard to any Misconduct or an Executive Officer’s knowledge or responsibility relating to the financial statement errors requiring the Restatement.

3.1Restatement Recovery Period

The “Restatement Recovery Period” shall be the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement. If the Company changes its fiscal year during or immediately following those three completed fiscal years, the Restatement Recovery Period shall also include any resulting transition period. However, a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.

3.2Date Triggering Restatement

The date on which the Company is required to prepare a Restatement shall be the earlier of (i) the date its Board of Directors, Committee of the Board of Directors, or officer(s) authorized to take such action concludes, or reasonably should have concluded, that a Restatement is required; or (ii) the date a regulator, court, or other legally authorized body directs the Company to prepare a Restatement.

3.3Recoverable Incentive-Based Compensation

Recoupment shall apply to Incentive-Based Compensation received during the Restatement Recovery Period by a current or former Executive Officer (i) after beginning service as an Executive Officer, and (ii) who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation.

The amount of Incentive-Based Compensation subject to recoupment under this section (“Erroneously Awarded Compensation”) is the amount received that exceeds the amount that otherwise would have been received had it been determined based on the Restatement, without regard to any taxes previously paid by the Executive Officer in respect to such Incentive-Based Compensation.

For Incentive-Based Compensation based wholly or in part on the Financial Reporting Measure of stock price or total shareholder return, the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement. Consequently, the amount will be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return on which the Incentive-Based Compensation was received. The Company will maintain documentation of the determination of the reasonable estimate and provide such documentation to the Exchange.

3.4Time and Manner of Recoupment

If the Company is required to prepare a Restatement, the Company shall take appropriate action reasonably promptly to recoup Erroneously Awarded Compensation. The Company shall have discretion to determine the appropriate manner of recoupment, including recovery, vesting termination, forfeiture, repurchasing equity at the Executive Officer’s original cost, or establishing a deferred payment plan when recovery would result in an unreasonable economic hardship for the Executive Officer.

3.5Impracticability Exceptions to Recoupment

Notwithstanding anything herein to the contrary, the Company may decide to not seek recoupment of Erroneously Awarded Compensation or to settle for a lesser amount if the Compensation and Leadership Development Committee (or, in the absence of such committee, a majority of the Independent Directors) determines that full recoupment would be impracticable under one of the limited exemptions described below:

(i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amount. Before concluding that it would be impracticable to recover under this exception, the Company must first make a reasonable attempt to recover such Erroneously Awarded Compensation and provide documentation of such attempt to the Exchange.

(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover under this exception, the Company must first provide to the Exchange an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation.

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

4Recoupment as Required by Law

Notwithstanding anything herein to the contrary, the Company shall seek to recover compensation paid to any current or former employee to the extent required by the provisions of the Dodd-Frank Wall Street

Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, and any other “clawback” provision required by law or the listing standards of the Exchange not otherwise covered by this Policy.

5Recoupment for Misconduct

In response to Misconduct (as defined below in section 8.5), the Independent Directors may seek to recover Incentive-Based Compensation from any current or former Executive Officer. Recoupment may be appropriate under this section if the Independent Directors determine that an Executive Officer (i) engaged in Misconduct; (ii) knew, or should have known, about Misconduct and failed to report it to the Company; or (iii) was in a position, including a supervisory role, to reasonably prevent Misconduct.

5.1Exercise of Discretion

The Independent Directors shall have discretion whether to seek recoupment from an Executive Officer based on the facts and circumstances of the Misconduct and the Executive Officer’s role. The Independent Directors shall further have discretion in determining the appropriate recovery period and the amount of Incentive-Based Compensation subject to recoupment, without regard to any taxes previously paid by the Executive Officer in respect of such Incentive-Based Compensation. In determining whether to seek recoupment and the amount of recoupment, Independent Directors may consider (i) any benefit received by the Executive Officer due to the Misconduct; (ii) the seriousness of the Misconduct; (iii) the impact of the Misconduct on the Company; and (iv) any other factors that the Independent Directors consider relevant.

5.2 Notice, Time, and Manner of Recoupment

If the Independent Directors determine that recoupment under this section is appropriate, the Independent Directors shall provide the Executive Officer with (i) written notice of the determination and the amount of Incentive-Based Compensation subject to recoupment and (ii) an opportunity to be heard within 60 days of such notice at a meeting of the Independent Directors, which may either be in-person, by conference call, or by another electronic method in the discretion of the Independent Directors (“Hearing”). The Executive Officer shall have ten business days from receipt of the notice to notify the Board Chair if the Executive Officer elects to have a Hearing.

Following the Hearing or expiration of the right to request a Hearing if such right is not exercised, the Company shall take appropriate action reasonably promptly to recoup the Incentive-Based Compensation subject to recoupment from the Executive Officer. The Company shall have discretion to determine the appropriate manner of recoupment, including recovery, termination of vesting, forfeiture, repurchase of equity at the Executive Officer’s original cost, or establishment of a deferred payment plan when recovery would result in an unreasonable economic hardship for the Executive Officer.

6Prohibition Against Indemnification

The Company may not insure or indemnify any current or former Executive Officer against the loss of Incentive-Based Compensation recouped pursuant to this Policy.

7Administration
7.1Interpretation and Enforcement.

Except as otherwise stated herein, the Independent Directors are responsible for the interpretation and enforcement of this Policy, including determination whether Misconduct occurred.

7.2Amendment.

The Company shall amend this Policy as necessary to comply with any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, and the listing standards of the Exchange.

8Definitions
8.1“Executive Officer” means the executive officers as determined by the Company from time to time in accordance with Section 10D-1 of the Exchange Act, and shall include the Company’s president; principal financial officer; principal accounting officer (or if there is none, the controller); any vice-president in charge of a principal business unit, division or function (such as sales, administration, or finance); any other officer who performs a policy-making function; and any other person (including executive officers of a parent or subsidiary) who performs similar policy-making functions for the Company.

8.2“Financial Reporting Measures”, as defined by Section 10D-1 of the Exchange Act, are (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) any measures that are derived wholly or in part from such measures under (i), (iii) stock price, and (iv) total shareholder return. A Financial Reporting Measure may be a measure that is not presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

8.3 “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure, including compensation pursuant to the Company’s stock compensation and incentive plans, annual cash incentive plans, and proceeds received upon the sale of shares acquired through Incentive-Based Compensation.

8.4 “Independent Directors” means those members of the Board of Directors who are considered independent pursuant to the Company’s Corporate Governance Guidelines and Exchange standards.

8.5 “Misconduct” means wilful or grossly negligent conduct or omission resulting in, or constituting, a criminal conviction (including a guilty plea, plea of nolo contendere, plea of no contest or other similar admission of guilt), theft, fraud, material violation of the Company’s Code of Conduct, material reputational or financial harm to the Company, or material responsibility for the Company issuing a Restatement.

8.6 “Restatement” means an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, the following revisions to the financial statements would not be deemed a Restatement: (i) retrospective application of a change in accounting principle; (ii) retrospective revision to reportable segment information due to a change in the Company’s internal organization structure; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) retrospective revision for stock splits, reverse stock splits, stock dividend or other changes in capital structure.